Exhibit 10.2
COMMONWEALTH OF MASSACHUSETTS

SUFFOLK, SS.	SUPERIOR COURT DEPARTMENT CIVIL ACTION NO. 06-4411-F

)
COMMONWEALTH OF MASSACHUSETTS,	)
)
Plaintiff,	)
)
v.	)
)
THE MEGA LIFE AND HEALTH INSURANCE	)
COMPANY, MID-WEST NATIONAL LIFE	)
INSURANCE COMPANY OF TENNESSEE	)
and HEALTHMARKETS, INC.,	)
)
Defendants.	)
)
FINAL JUDGMENT BY CONSENT
     The Court has reviewed the First Amended Complaint (“Complaint”) filed in this case by the Commonwealth of Massachusetts and the joint Motion for Entry of Final Judgment by Consent. The Court finds that it properly has subject matter jurisdiction of this Complaint and that the entry of this Final Judgment by Consent is in the interests of justice.
     WHEREAS, the Attorney General has concluded an investigation into the practices of The MEGA Life and Health Insurance Company (“MEGA”), Mid-West National Life Insurance Company of Tennessee (“Mid-West”), and HealthMarkets, Inc. (“HealthMarkets”) (collectively, “Defendants”) regarding the content and sale of health insurance policies issued or delivered in Massachusetts;
     WHEREAS, as a consequence of its investigation, the Attorney General filed its First Amended Complaint in this matter on or about August 22, 2007;
     WHEREAS, each of the Defendants deny all the allegations set forth in the First Amended Complaint;

     WHEREAS, the Attorney General and the Defendants (the “Parties”) believe that this Final Judgment by Consent set forth herein is an appropriate means by which to address all allegations and requests for relief raised, or that could have been raised, in Plaintiff’s First Amended Complaint. In particular, this Final Judgment of Consent will avoid the uncertainty, time and expense related to the conduct of motion practice, discovery and trial; and
     WHEREAS, the Parties have filed a Joint Motion for Entry of Final Judgment by Consent;
     Accordingly, good cause being shown, IT IS ORDERED THAT:
     1. (a) Effective on October 1, 2009, the Defendants MEGA and Mid-West, and any directly or indirectly owned or operated subsidiary of any of the Defendants acting as a licensed insurance company (“Insurer Subsidiary”), are enjoined from offering for sale in Massachusetts any Health Benefit Plan as that term is defined in M.G.L. c. 176J, § 1. The Defendants shall be prohibited from writing or issuing Health Benefit Plans in Massachusetts for a period of five (5) years from the date of written notice to eligible individuals and eligible small businesses pursuant to the process set forth in Section 1(b) immediately below, concerning the restricted opportunity for renewing existing Health Benefit Plans.
     (b) Subject to the approval of the Division of Insurance of the Commonwealth of Massachusetts (“DOI”) and the provisions of 211 CMR 66.06(6), the Defendants, and any Insurer Subsidiary, shall, on or before June 30, 2011, provide written notice to all eligible individuals and eligible small businesses in Massachusetts insured by any of them under a Health Benefit Plan at the time of the notice that (i) coverage may only be renewed during the time period of 180 days following the date of the written notice and (ii) after such 180 day period

Defendants, including any directly or indirectly owned or operated subsidiary of any of the Defendants acting as a licensed insurance company, shall not renew any Health Benefit Plans.
     (c) The Defendants MEGA and Mid-West shall send a written notice to each of its respective Health Benefit Plan policyholders in Massachusetts (i) informing them of its respective Medical Loss Ratio (i.e., the ratio of incurred medical or hospital claims to the premium earned for that same calendar year) for its Health Benefit Plans in Massachusetts for the calendar years 2008, 2009 and 2010 only, and (ii) reminding policyholders if their coverage does not qualify as “Creditable Coverage” as that term is defined in M.G.L. c. 111M, § 1. For Medical Loss Ratio information for the calendar year 2008, the notice shall be sent on or before December 31, 2009; for such information for the calendar year 2009, the notice shall be sent on or before October 1, 2010; and for such information for the calendar year 2010, the notice shall be sent on or before October 1, 2011. The notice required by this Section 1 (c) shall be in the form attached hereto as Exhibit A, and may be sent by electronic mail so long as the Defendants MEGA and Mid-West can demonstrate receipt or by United States Mail either separately or combined with other policyholder notifications sent in accordance with the terms of this Final Judgment by Consent or policyholder notifications (that do not include any form of marketing materials) sent in the ordinary course of business. The notice required by this Section 1 (c) is expressly not subject to Section 7 of this Final Judgment by Consent.
     (d) In the event that Defendants, including any Insurer Subsidiary, or any one of them, after the expiration of the five year period required by Section 1(a), seek to write new Health Benefit Plan business in Massachusetts, said Defendant or Defendants shall provide written notice to the Attorney General at least sixty (60) days before writing new business or filing any products or policy forms with DOI. Nothing herein shall prevent the Defendants or any of their respective subsidiaries from continuing to offer and issue any insurance products that are not Health Benefit Plans in Massachusetts and the Defendants may continue to offer the following types of health insurance plans that are excepted from the definition of Health Benefit Plan: accident only; limited scope vision or dental benefits if offered separately; hospital indemnity insurance policies if offered as independent, non-coordinated benefits which shall mean policies issued under M.G.L. c. 175 which provide a benefit not to exceed $500 per day, as adjusted on an annual basis by the amount of increase in the average weekly wages in the Commonwealth as defined in section 1 of M.G.L. c.152, to be paid to an insured or a dependent, including the spouse of an insured, on the basis of a hospitalization of the insured or a dependent; disability income insurance; specified disease insurance that is purchased as a supplement and not as a substitute for a health plan and meets any requirements the Commissioner of Insurance by regulation may set; and any other health insurance plan that may be now or later excepted from the definition of Health Benefit Plan under G.L. c. 176J. Nothing herein shall prevent the Defendants or any of their respective subsidiaries from offering Health Benefit Plans of a third-party carrier or carriers neither owned nor operated by the Defendants.
     2. Effective October 1, 2009, the Defendants and their subsidiaries, divisions, agents, employees, servants, successors, and assigns, whether acting individually, or in active concert or participation with them, or through any corporation, trust or other device, are permanently restrained and enjoined in connection with their business in the Commonwealth of Massachusetts from:
(a)	representing as a Health Benefit Plan benefit that prospective purchasers cannot be singled out for a rate increase or cancellation;

(b)	representing that Defendants’ products provide prescription drug coverage if they do not;

(c)	requiring association group membership in connection with the marketing and sale of any Health Benefit Plan under M.G.L. c. 176J for individuals or small employer groups of five (5) or fewer employees unless the association operates as an “intermediary” in accordance with M.G.L. c. 176J;

(d)	requiring association group membership in connection with their sale of any Health Benefit Plan under M.G.L. c. 176J to small employer groups of six (6) or more employees;

(e)	declining to pay claims that are valid and outstanding (for purposes of Sections 2 (e) and (g), the Attorney General and the Defendants agree and acknowledge that claims are “outstanding” so long as they are open or subject to grievances or external appeals on or after entry of this Final Judgment by Consent) for coverages and benefits mandated by M. G. L. c. 175, § 47C (newborn wellness); M. G. L. c. 175, §47F (maternity care); M. G. L. c. 175, § 47G (cytologic screening and mammographic examinations); M. G. L. c. 175, § 47H (infertility treatment); and M. G. L. c. 175, § 47W (contraceptive services) when it knows or should know that such denial(s) violate these mandated benefit laws in Massachusetts;

(f)	disclosing protected health information, as that term is defined by 45 C.F.R. § 164.501, to any third party in any manner that MEGA or Mid-West know or should know violates the privacy provisions of HIPAA (45 C.F.R. Parts 160 and

164) and M. G. L. c. 175I and c. 214, § 1B in connection with their conduct of health insurance business operations in Massachusetts;
(g)	declining to pay claims that are valid and outstanding in violation of the provisions of M. G. L. c. 176J, §§ 1, 2 and 5, and c. 176N, § 2, when it knows or should know that such denial(s) violate these laws in Massachusetts;

(h)	using any advertisement in Massachusetts that contains the representations “any doctor” or “choose any doctor anytime, anywhere” or equivalent language, unless such advertisements clearly and conspicuously, and in close proximity to the representation, disclose any exceptions, restrictions and/or limitations that apply;

(i)	using any advertisement in Massachusetts that it knows or should know is false or deceptive, including, but not limited to, any representation offering prescription drug coverage, except where the product being offered provides insured prescription benefits;

(j)	using in Massachusetts any advertisements or proposed agent scripts that unfairly or incompletely compare any MEGA or Mid-West product to any Health Benefit Plan offered by a competitor, or otherwise make comparisons that it knows or should know are false, incomplete or unfair;

(k)	offering and issuing health insurance policies to Medicare-eligible residents that fail to comply with M. G. L. c. 176K or 42 USC § 1396, et seq.
     3. Within thirty (30) days of entry of this Consent Judgment, Defendants shall cause a true and correct copy of injunctive terms contained herein to be served on every person who, since January 1, 2009, has acted or has been appointed to act as an insurance producer for one or more of Defendants in Massachusetts.

     4. On or before December 31, 2009, the Defendants shall:
(a)	Implement the revised training materials for their agents licensed to sell insurance Health Benefit Plans in Massachusetts that incorporate Section 1, entitled “Health Insurance Agent Training,” of the performance standards contained in the MultiState Regulatory Settlement Agreement entered into by the Defendants MEGA and Mid-West as of May 29, 2008 (the “MultiState RSA”);

(b)	Implement the revised agent oversight procedures that incorporate Section 2, entitled “Agent Oversight,” of the performance standards contained in the MultiState RSA;

(c)	Submit to the Commonwealth, on or before February 14, 2010, a copy of the report required by Section G.3. of the MultiState RSA and concerning the status of and compliance with MultiState RSA performance standards;

(d)	Notwithstanding the foregoing, the Defendants shall be subject to the requirements of this Section 4 only if they, jointly or severally, are acting as a sales agency and selling the Health Benefit Plans of a third party carrier.
     5. Within thirty (30) days after the entry of this Final Judgment by Consent, each of the Defendants shall pay separately the sum of five million dollars ($5,000,000) to the Commonwealth for a collective total payment of fifteen million dollars ($15,000,000), subject to Section 5(d) below. Said payments due under this Final Judgment by Consent shall be made by electronic fund transfer to the Office of the Massachusetts Attorney General to an account identified by the Commonwealth. The five million dollars due from each Defendant shall be comprised of: (i) one million dollars ($1,000,000) to be paid as civil penalties pursuant to G.L. c. 93A, § 4; (ii) two hundred and fifty thousand dollars ($250,000) to be paid as attorneys’ fees and costs, and (iii) three million seven hundred and fifty thousand dollars ($3,750,000) for consumer compensatory damages or other consumer relief (“Consumer Relief”). With respect to the three million seven hundred and fifty thousand dollars ($3,750,000) payments for Consumer Relief from each Defendant, and the collective total payments of eleven million two hundred and fifty thousand dollars ($11,250,000) from the Defendants for Consumer Relief, the Attorney General shall expend and distribute those funds, in her sole discretion and in amounts she deems appropriate, to provide restitution or other relief to individuals who at any time since January 1, 2003 were Massachusetts residents insured under a health, accident or sickness policy issued by one of the Defendants and who the Attorney General in her sole discretion determines suffered an otherwise unremediated ascertainable loss or other cognizable harm as a result of the conduct of Defendant(s) (“Affected Consumers”). The Attorney General’s distribution of Consumer Relief to Affected Consumers (“Consumer Relief Program”) shall conform to the following:
(a)	Consumer Relief funds will be distributed to Affected Consumers who:
i) file a claim after the entry of this Judgment through a claims reassessment process as may be required by a regulatory Settlement Agreement between the Defendants and the DOI;

ii) filed a consumer complaint with the Commonwealth prior to August 1, 2009; or

iii) file a claim through a claims reassessment or complaint review process as may defined by the Attorney General, at her sole discretion, to provide relief for otherwise unremediated losses to Massachusetts consumers who: (1) before or during the period of coverage reached the age of Medicare eligibility, (2) had claims denied because of policy maximums on benefits or the number of services within a period of time, (3) had claims denied because of coverage limits on prescription drugs, doctor’s office visits, simultaneous surgeries, or procedures related to pregnancy, (4) terminated coverage citing a miscommunication at presentation or similar complaint of agent misconduct; or (5) the Office of the Attorney General determines suffered ascertainable loss or other cognizable harm as a result of Defendants’ conduct.
(b)	The Attorney General, in the exercise of reasonable discretion, will endeavor to retain a qualified, independent, professional third-party administrator to administer, and process payments resulting from, the Consumer Relief Program described in this Section 5 (“Settlement Administrator”). The Defendants shall cooperate with the Attorney General and the Settlement Administrator, if any, to efficiently and effectively complete the Consumer Relief Program. The Defendants shall, at their own cost and expense (separate and apart from any payment made to the Commonwealth under this Judgment), provide information within a reasonable period of time in response to any reasonable requests from the Attorney General or Settlement Administrator for information or data to be used to establish and complete the Consumer Relief Program, which information or data may include, without limit, claims and premium payment data by consumer. The Attorney General and the Defendants agree and acknowledge that any requests for information or data under this Section shall be reasonable so long as they can be addressed by the Defendants in the ordinary course of business, during ordinary business hours, employing existing systems and resources and using existing staff. The Attorney General further agrees and acknowledges that any information or data produced by the Defendants under this Section 5 may contain highly sensitive and commercially valuable confidential information as well as highly sensitive and private health information. The Attorney General therefore agrees that to the extent permissible under law, she will maintain the confidentiality of any information or data produced by the Defendants pursuant to this Section 5; she will notify the Defendants in writing within seven (7) days of any request or court order seeking the production of such information or data; and upon the conclusion of the Consumer Relief Program, she will either return all such information or data to the Defendants or certify in writing that she has destroyed the same. The Attorney General further agrees that if she retains a Settlement Administrator, she will obtain the Settlement Administrator’s agreement to abide by the terms and conditions for maintaining the confidentiality of Defendants’ information or data described in this Section 5 (b). The direct costs of the Attorney General’s Office and any Settlement Administrator in administering, and making payments to consumers resulting from, the Consumer Relief Program shall be paid or reimbursed from the Consumer Relief fund. If the Attorney General is unable to secure the services of a Settlement Administrator upon terms and conditions that the Attorney General determines to be reasonable and acceptable in her sole discretion, the Defendants shall provide any administrative services determined by the Attorney General to be reasonably necessary to implement and complete the Consumer Relief Program, and the direct costs of the Defendants, including such costs as may be reasonably necessary to expand the Defendants’ capacity and/or capabilities, in administering, and making payments to consumers resulting from, the Consumer Relief Program shall be paid or reimbursed exclusively from the Consumer Relief fund, provided, however, that such direct costs must be previously approved by the Attorney General.
(c)	The Attorney General shall report to the Defendants the names of the consumers who receive Consumer Relief funds and the amounts each received on a semiannual basis beginning on March 1, 2010. The Attorney General shall also notify the Defendants in writing thirty (30) days after the completion of the Consumer Relief Program, said notice to include the amount of the funds, if any, that remain unexpended. If, after the Attorney General completes the Consumer Relief Program described in this Consent Judgment, Consumer Relief funds remain unexpended, under this Consent Judgment the Attorney General shall direct any residue to the Local Consumer Aid Fund, established pursuant to M.G.L. c. 12, § 11G.

(d)	The Attorney General acknowledges that the Defendants MEGA and Mid-West have agreed to make certain payments pursuant to a certain Regulatory Settlement Agreement dated August 26, 2009, including the sum of two million dollars ($2,000,000) to the DOI and an as yet undetermined sum pursuant to a claims reassessment process (“DOI Process”). Relative to these payments, the Parties agree as follows: (i) The Attorney General shall credit the two million dollars ($2,000,000) payment to the penalty payments due from the Defendants MEGA and Mid-West under this Section 5. Upon written certification by the Defendants MEGA and Mid-West that the two million dollars ($2,000,000) payment due the

DOI has been made, the Attorney General shall deem the penalty payment due under this Section 5 from Defendants MEGA and Mid-West (but not Defendant HealthMarkets) to be fully satisfied. (ii) The Parties agree that the amount to be paid to consumers under the DOI Process is presently unknowable and uncertain. As a result, the Attorney General shall preliminarily credit the Consumer Relief payment due from each of the Defendants MEGA and Mid-West by two hundred thousand dollars ($200,000) (for a total credit of four hundred thousand dollars ($400,000)) on account of the sum due each for the DOI Process. Within thirty (30) days of the completion of the DOI Process as determined by the DOI, the Defendants MEGA and Mid-West shall submit to the Office of the Attorney General a written statement signed by an authorized representative attesting to the total amount of payments to consumers made pursuant to the DOI Process (“Claims Reassessment Statement”). From the date of entry of this Final Judgment by Consent until such time as the Defendants deliver the Claims Reassessment Statement, the Defendants shall submit to the Office of the Attorney General every ninety (90) days a quarterly statement signed by an authorized representative describing (i) the total amount of payments to consumers made during that period through the DOI Process, and (ii) the then current estimate on the amount of time and additional payments needed to complete the DOI Process. The Attorney General and the Defendants agree and acknowledge that said quarterly statement is not intended and shall not constitute a statement of material fact; and such statement is not intended to and shall not constitute a representation or warranty by the Defendants of the information contained therein. If the total amount of such claim reassessment payments is less than four hundred thousand dollars ($400,000), the Defendants MEGA and Mid-West shall, concurrent with the submission of the Claims Reassessment Statement, deliver to the Office of the Attorney General a check or checks for the difference between the total credit amount of four hundred thousand dollars ($400,000) and the amount paid. If the total amount of such claim reassessment payments is more than the total credit amount of four hundred thousand dollars ($400,000), the Office of the Attorney General shall, within thirty (30) days of receipt of the Claims Reassessment Statement, deliver to each of the Defendants MEGA and Mid-West a check for one-half of the total amount by which such payments exceeded the total credit amount of four hundred thousand dollars ($400,000), but not to exceed a maximum reimbursement to MEGA and Mid-West of six hundred thousand dollars ($600,000) (collectively, or three hundred thousand dollars ($300,000) to each of MEGA and Mid-West) regardless of the amount by which claims reassessment payments exceed the total credit amount of four hundred thousand dollars ($400,000). To provide for this potential payment following the claims reassessment process, the Office of the Attorney General may maintain six hundred thousand dollars ($600,000) of the Consumer Relief Funds in a separate escrow account until the claims reassessment process is complete. Nothing in this Judgment prohibits the Attorney General, the DOI and the Defendants from agreeing to administer the DOI Process as part of the Consumer Relief Program required by this Section.

     6. Within one-hundred and fifty (150) days of entering this Final Judgment by Consent, the Defendants shall submit to the Office of the Attorney General a written statement signed by an authorized representative under the penalties of perjury attesting and detailing:
(a)	the steps that Defendants have performed since February 1, 2007, to reassess and remediate categories of claims originally denied, in whole or in part, that should have been paid as valid claims in accordance with:
1.	benefits mandated by M. G. L. c. 175, § 47C (newborn wellness); M. G. L. c. 175, §47F (maternity care); M. G. L. c. 175, § 47G (cytologic screening and mammographic examinations); M. G. L. c. 175, § 47H (infertility treatment); and M. G. L. c. 175, § 47W (contraceptive services) (collectively “Mandated Benefits”);

2.	policy exclusion limitations mandated by M. G. L. c. 176J, §§ 1, 2 and 5, and c. 176N, § 2 (“Exclusion Limitations”); or

3.	the claims reassessment process required by a certain Regulatory Settlement Agreement, as amended, between the DOI and the Defendants MEGA and Mid-West and dated December 6, 2006.
(b)	the total number of consumers who have had claims paid through said claims reassessment processes, and the total amount of payments made by Defendants since February 1, 2007 up to and including the date of entry of this Final Judgment by Consent to remediate claims described in Subsection (a) of this Section 6. If the total amount of such claim remediation payments, plus interest, made by the Defendants since February 1, 2007 up to and including the date of entry of this Final Judgment by Consent is less than two million one hundred and seventy five thousand six hundred and sixty two dollars ($2,175,662), the Defendants shall collectively, and separate and apart from the payments required by Section 5 above, deliver to the Commonwealth within one-hundred and eighty (180) days of entry of this Final Judgment by Consent a check for the difference between two million one hundred and seventy five thousand six hundred and sixty two dollars ($2,175,662) and the amount of such claim remediation payments. Any such payment shall be made to the Local Consumer Aid Fund, as established by M.G.L. c. 12, § 11G, and shall be made by check made payable to “The Commonwealth of Massachusetts, Local Consumer Aid Fund” delivered to Thomas O’Brien, Assistant Attorney General, at the Office of the Attorney General, Health Care Division, One Ashburton Place, Boston, Massachusetts 02108.
(c)	The Attorney General agrees that to the extent permissible under law, she will maintain the confidentiality of any individually identifiable health information that may be contained in the written statement or any portion of its contents produced by the Defendants pursuant to this Section 6; she will notify the Defendants in writing within seven (7) days of any request or court order seeking the production of individually identifiable health information that may be contained in the written statement.

(d)	Nothing in this Section 6 is intended to create nor does it create any obligation on the part of the Defendants to reassess or remediate any claim.

     7. Any notices to current or former insureds, or to current or former insurance producers, of the Defendants that are made in accordance with this Final Judgment by Consent shall reference this Judgment and shall be subject to prior approval by the Attorney General, which approval shall not be unreasonably withheld and which shall be provided within a reasonable period.
     8. This Final Judgment by Consent resolves the allegations and requests for relief raised, or that could have been raised, in the First Amended Complaint filed against MEGA, Mid-West and HealthMarkets, and their respective successors, assigns and subsidiaries, including their respective present and former officers, agents including licensed insurance producers, directors and employees (collectively, “Defendants” for the purposes of Sections 8 and 9 hereof), in the above-captioned matter, provided that nothing in this paragraph shall prevent the Attorney General from taking appropriate action to enjoin, or seek other relief concerning, any conduct by any current or former insurance producers whom the Attorney General believes to be in violation of Massachusetts laws or the terms of his or her agent’s license and whom the Attorney General has identified in writing to the Defendants concurrent with the execution by the Parties of the Joint Motion for Entry of Final Judgment by Consent. This Final Judgment by Consent does not resolve any claims by any party other than the Commonwealth, does not resolve any claims that may be brought by the DOI, and does not resolve any claims that may be brought by the Commonwealth against any other person or party other than the Defendants as defined in this Section.
     9. Except for purposes of its enforcement, no part of this Final Judgment by Consent, including without limit any statements or notices required by this judgment, shall be construed or admitted into evidence as an admission of liability by Defendants, as defined in the preceding Section 8, or any of them, in any other proceeding, and any such liability is expressly denied by Defendants, as defined in the preceding Secton 8, collectively and individually. By entering into this Final Judgment by Consent, Defendants, as defined by the preceding Section 8, collectively and individually do not admit to any violation of law.
     10. Defendants have waived all rights of appeal. Defendants have also waived the requirements of Rule 52 of the Massachusetts Rules of Civil Procedure.
     11. This Final Judgment by Consent shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Any violation of this Final Judgment by Consent shall be punishable by civil or criminal contempt proceedings, or as otherwise provided by law. The Attorney General agrees that, prior to any action against the Defendants to enforce this Final Judgment by Consent, the Office of the Attorney General will provide Defendants written notice of any suspected violations of this Final Judgment by Consent and a twenty (20) day period to address any such violations within which period the parties will make good faith efforts to meet and confer regarding the suspected violations. Any efforts by the Defendants during the twenty (20) day period to address any such violations shall not bar or limit the Office of the Attorney General from taking actions that she deems in the public interest. Nothing in this section shall affect or apply to any action that might be brought by the Attorney General except actions to enforce this Judgment.
     12. This Final Judgment by Consent and related Joint Motion represent the entire agreement between the Commonwealth and the Defendants about the matters addressed herein. It supersedes any prior agreements, understandings or stipulations between the parties regarding the subject matter hereof and may not be modified except by further order of the Court.

     13. Any notices or communications required to be transmitted between the Defendants and the Commonwealth pursuant to this Final Judgment by Consent shall be provided in writing by first class mail, postage prepaid, and by electronic mail or facsimile transmission, to the parties or successors as follows, unless otherwise agreed:

Commonwealth of Massachusetts	Defendants

Thomas M. O’Brien, Esq. Assistant Attorney General Office of the Attorney General One Ashburton Place Boston, MA 02108 Thomas.M.O’Brien@state.ma.us	Curt Westen, Esq. General Counsel HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180 Curt.Westen@healthmarkets.com

With a copy to:
Dean Richlin, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210 drichlin@foleyhoag.com

     14. The Court shall retain jurisdiction of this case for the purpose of ensuring compliance with the terms of this Judgment.
     SO ORDERED, this ___ day of _______, 2009.

Justice of the Superior Court

Approved by:

COMMONWEALTH OF MASSACHUSETTS Martha Coakley, Attorney General	THE MEGA LIFE AND HEALTH INSURANCE COMPANY, MID-WEST NATIONAL LIFE INSURANCE COMPANY OF TENNESSEE, and HEALTHMARKETS, INC. By their attorneys,

/s/ Thomas M. O’Brien	/s/ Dean Richlin
Thomas M. O’Brien, BBO # 561863 Emiliano Mazlen BBO # 600912 Assistant Attorneys General Health Care Division One Ashburton Place Boston, MA 02108 (617) 727-2200	Dean Richlin, Esq., BBO # 419200 Colin J. Zick, Esq. BBO # 556538 Foley Hoag LLP 155 Seaport Blvd. Boston, MA 02210-2600 (617) 832-1000

Dated: August 31, 2009

EXHIBIT A
COMPANY LETTERHEAD
[Company name]
9151 Boulevard 26
North Richland Hills, TX 76180-5605
{Date}
{Primary Name}
{Address 1}
{Address 2}
{Address 3}
Reference No.:
Dear {Primary Name}:
We are providing this notice to you as required by a consent judgment voluntarily entered into to resolve a lawsuit brought by the Massachusetts Attorney General.
As you are probably aware, with limited exceptions, every resident of the Commonwealth of Massachusetts over the age of 18 is required to have health insurance coverage that meets the standard of Minimum Creditable Coverage in order to avoid certain state tax penalties. At present, [no Mid-West policy constitutes Minimum Creditable Coverage] [only the MEGA CareChoice Plus Health Savings Account (HSA) Qualified Plan constitutes Minimum Creditable Coverage, and all other MEGA plans, including the Signature Benefit plan, do not qualify]. Please review your policy and most recent renewal notices, which may bear a notice regarding Minimum Creditable Coverage under the current standard.
We are also writing to inform you that the Medical Loss Ratio for the Massachusetts health plans of [the MEGA Life and Health Insurance Company (“MEGA”)] [Mid-West National Life Insurance Company of Tennessee (“Mid-West”)] for [2008] [2009] [2010], was: [insert 2008 figure and future figures here] This Medical Loss Ratio shows that on average we paid [insert 2008 figure and future figures here] cents in medical claims for every dollar we received in health plan premiums in Massachusetts.
You may seek additional information about the status of your coverage or request a copy of your current insurance certificate by contacting our Customer Care Center at the number listed below or by accessing [MEGA’s websites at www.megainsurance.com] [Mid-West’s website at www.midwestlife.com]. Our Customer Care Associates are available to answer any additional questions you may have regarding this notice or your current coverage. Our Customer Care Center can be reached at {x-xxx-xxx-xxxx} Monday through Friday, x:00 a.m. to x:00 p.m. Eastern time. We are committed to helping you understand your responsibilities under the new law as they relate to your coverage with [MEGA] [Mid-West].
To learn about other available health plan options, you also may contact the Division of Insurance by calling (617) 521-7794 or visiting its website at www.mass.gov/doi, or contact the Commonwealth Health Insurance Connector at 1-877-MA-ENROLL or by visiting its website at www.mahealthconnector.org.
Sincerely,
{Company Name}